EXHIBIT 99.1

8400 E. Crescent Parkway, Suite 600 Greenwood Village, Colorado 80111 (720) 726-9662 www.gatossilver.com

GATOS SILVER REPORTS SECOND QUARTER AND FIRST HALF 2022 PERFORMANCE

Denver, CO — August 10, 2022 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today reported unaudited operating and financial results for the three (“Q2 2022”) and six (“H1 2022”) months ending June 30, 2022.

Highlights

•	The Cerro Los Gatos (“CLG”) mine achieved record production of 4.7 million ounces of silver, 22.0 million pounds of lead and 29.3 million pounds of zinc in H1 2022.

•	A record 11.8 million pounds of lead and 15.6 million pounds of zinc were produced in Q2 2022, together with record feed grades and recoveries for silver, lead and zinc.

•	Based on the continued record performance of the CLG mine in H1 2022, the Company expects its 2022 full year production performance to be near the high end of the current guidance range for all payable metals produced, with plant throughput levels of 2,700 tpd or higher expected for the second half of 2022.

•	Numerous cost reduction initiatives being implemented are helping to offset inflationary pressures. Together with continued strong by-product prices and volumes, we expect unit cost performance to be near the low end of our current guidance range for 2022 full year AISC after by-product credits.

•	The Los Gatos Joint Venture (“LGJV”) had a cash balance of $40 million as of June 30, 2022.

•	Subsequent to the end of June, the LGJV paid its second dividend in the amount of $15 million to its partners in July 2022.The Company’s share, after withholding taxes, was $10 million. To date during 2022, the Company has received $16 million in cash dividend payments from the LGJV.

•	The Company strengthened the executive management team with the appointments of André van Niekerk, Chief Financial Officer, and James Woeller, Vice President, Corporate Development and Business Improvement, effective July 1, 2022 and July 16, 2022, respectively.

“The CLG operation continued to deliver strong operational and financial results in the second quarter” said Dale Andres, Chief Executive Officer. “Despite weaker silver and base metal prices and industry wide inflationary pressures, we remain on track to achieve the lower end of our 2022 cost guidance range helped by our business improvement projects and by-product credits. We have a strong and experienced executive team in place, with a focus on driving shareholder value. We have also significantly advanced work on our mineral resources and mineral reserves and new life-of-mine plan and expect to announce the results of this work before the end of October 2022.”

Operating and Financial Highlights

LGJV (100% Basis)

	Three Months Ended June 30,		Six Months Ended June 30,
Operating and Financial Highlights	2022	2021	2022	2021
CLG Production
Tonnes milled (dmt)	211,350	230,656	446,335	435,821

Tonnes milled per day (dmt)	2,323	2,535	2,466	2,408
Feed Grades
Silver (g/t)	374	322	363	296
Gold (g/t)	0.38	0.35	0.34	0.33
Lead (%)	2.79	2.51	2.49	2.28
Zinc (%)	5.03	4.41	4.56	3.87
Recoveries*
Silver – in both lead and zinc concentrates	90.4%	88.6%	90.1%	87.3%
Gold - in lead concentrate	48.9%	57.5%	52.7%	56.1%
Lead - in lead concentrate	90.5%	87.6%	89.9%	86.3%
Zinc - in zinc concentrate	66.4%	64.4%	65.4%	62.4%
Contained Metal Produced
Silver ounces (millions)	2.30	2.12	4.69	3.63
Gold ounces - in lead conc. (thousands)	1.27	1.48	2.58	2.63
Lead pounds - in lead conc. (millions)	11.8	11.2	22.0	18.9
Zinc pounds - in zinc conc. (millions)	15.6	14.5	29.3	23.2

Financial – Unaudited (amounts in millions)
Sales	$ 57.2	$ 75.0	$ 142.8	$ 121.3
Cost of sales	$ 27.8	$ 24.1	$ 52.3	$ 43.9
Royalties	$ 1.0	$ 1.4	$ 2.4	$ 2.3
G&A expenses	$ 3.6	$ 2.8	$ 6.9	$ 6.0
Other (income) expenses	$ 0.7	$ 3.4	$ (0.4)	$ 7 .3
Capital expenditures	$ 20.5	$ 18.4	$ 39.9	$ 30.6

*Recoveries are reported for payable metals in the identified concentrate. Recoveries reported previously in 2021 were based on total metal in both concentrates.

CLG achieved record lead and zinc production during Q2 2022, an increase of 5% and 8%, respectively, compared to the second quarter of 2021, primarily due to higher feed grades and improved recoveries. Construction of the new paste backfill plant is progressing well and is on schedule for completion and commissioning in the third quarter of 2022.

LGJV sales for the quarter ended June 30, 2022, decreased 24% compared to the same period in 2021, primarily as a result of negative $18 million mark-to-market adjustments due to decreases in metal prices on outstanding sales at quarter end and 18% lower realized silver prices, partially offset by higher zinc prices and higher sales volumes of silver, lead, and zinc. Sales for the six months ended June 30, 2022, were 18% higher compared to the same period in 2021, primarily as a result of higher sales volumes and higher lead and zinc prices, offset by lower silver prices.

Cost of sales increased 15% and 19%, for Q2 2022 and H1 2022, respectively, compared to the same periods in 2021, primarily due to higher production and sales volumes. Higher input costs related to power and consumables also contributed to the increase in cost of sales, partially offset by cost reduction efforts. We expect additional cost savings in H2 2022 as we implement several cost reduction initiatives, including lower power costs as we complete the transition to a new contract based on 100% renewable supply and as we convert to paste backfilling in the mine in the fourth quarter.

Other expenses were significantly lower during both Q2 2022 and H1 2022, compared to the same period in 2021 primarily due to lower interest expenses and finance related arrangement fees in 2022.

Capital expenditures increased 11% and 30%, for Q2 2022 and H1 2022, respectively, compared to the same periods in 2021, primarily due to additional sustaining projects being executed in the first half of year including construction of the new paste backfill plant, which is progressing well and is on schedule for completion and commissioning in the third quarter of 2022.

Gatos Silver

	Three Months Ended		Six Months Ended
Financial - Unaudited	June 30,		June 30,
Amounts in millions	2022	2021	2022	2021
Exploration expenses	$0.3	$0.7	$0.6	$0.9
G&A expenses	2.7	4.4	8.1	8.0
Amortization	0.1	0.0	0.1	0.0
Operating expense	$3.1	$5.1	$8.8	$8.9

G&A expenses for the quarter ended June 30, 2022, decreased by 39% compared to the same period in 2021 primarily due to lower stock-based compensation expenses and estimated bonuses, partially offset by higher legal and consulting expenses.

Corporate Update

The Company had a cash balance of $7 million as of June 30, 2022. In July 2022, Gatos Silver received its share of the second quarterly dividend paid by the LGJV in the amount of $10 million as a result of the continued strong operating performance of the CLG mine. The Company had debt outstanding of $13 million related to the credit facility as of July 31, 2022, which has remained unchanged from Q1 2022.

The Company continues to advance efforts to produce an updated life-of-mine plan and update its mineral resources and mineral reserves. This update will incorporate information since the CLG mine commenced operation and will account for production mined through to June 30, 2022. The mineral resources and mineral reserves are being completely rebuilt from base data, including data compilation of surface drilling, underground drilling, underground mapping and production data, comprehensive data validation, structural and geological interpretation, resource estimation, reconciliation to actual production, and a new mine design including updates to operating and capital costs. The Company expects to produce a new CLG life-of-mine plan and technical report before the end of October 2022.

The Company is also evaluating the material weaknesses in its internal controls over financial reporting related to the mineral reserve reporting errors. The Company’s financial statements for the year ended December 31, 2021, and quarters ended March 31, 2022 and June 30, 2022, may be affected by the ongoing analysis.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the LGJV, the Company is primarily focused on operating the mine and mineral processing plant at the LGJV’s CLG deposit. The LGJV consists of approximately 103,087-hectares of mineral rights, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Qualified Person

Scientific and technical disclosure in this press release was approved by Tony Scott, Vice President of Evaluations and Technical Services of Gatos Silver who is a “Qualified Person,” as defined in NI 43-101 Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding CLG’s annual production and cost guidance and future mill throughput rates, cost reduction initiatives and anticipated benefits, timing of completion of the new paste backfill plant, timing of a new CLG life-of-mine plan and updated technical report and the outcomes of the Company’s evaluation of the material weaknesses in its internal controls over financial reporting are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements, and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

Tiffany Osburn
Director, Financial Reporting and Corporate Communications
investors@gatossilver.com
(720) 726-9662